APP.E4                                        REGULATION OF INVESTMENT ADVISORS

CUSIP NO. 42725M107___                      13G
      PAGE______OF______PAGES

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1.  NAME OF REPORTING PERSON

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   ING CLARION REAL ESTATE SECURITIES, L.P.          232802869
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)____
                                                                     (b)____

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
            259 N. RADNOR CHESTER ROAD, SUITE 205, RADNOR, PA 19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5.       SOLE VOTING POWER
            3,684,358 SHARES, SOLE VOTING POWER

6.       SHARED VOTING POWER
            1,900 SHARED VOTING POWER

7.       SOLE DISPOSITIVE POWER
            5,734,917 SHARES, SOLE DISPOSITIVE POWER

8.       SHARED DISPOSITIVE POWER
            NO SHARES UNDER SHARED DISPOSITIVE POWER

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,734,917 SHARES

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            12.0%

12.      TYPE OF REPORTING PERSON*
            IA

SCHEDULE 13G                                                  APP. E4

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO _______)*
                    HERITAGE PROPERTY INVESTMENT TRUST, INC.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)
                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)
                                    42725M107
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                                 (CUSIP NUMBER)

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT ____. (A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

SEC 1745 (6-88)

                                      E4-1

                                                                           ITEMS

Item 1
(a)  Heritage Property Investment Trust, Inc.
(b)  131 Dartmouth Street
     Boston, MA  02116

Item 2
(a)  ING Clarion Real Estate Securities, L.P.
(b)  259 N. Radnor-Chester Road, Suite 205
     Radnor, PA  19087
(c)  N/A
(d)  Common Stock
(e)  42725M107

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  5,734,917 shares
(b)  12.0%
(c)
     (i.)  3,684,358 shares, sole voting power
     (ii.) 1,900 under shared voting power
     (iii.) 5,734,917 shares, sole dispositive power
     (iv.) No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
T. Ritson Ferguson, President